PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED AUGUST 19, 2002)                 Registration No. 333-90628

[LUCENT TECHNOLOGIES LOGO]
                              LUCENT TECHNOLOGIES
                                CAPITAL TRUST I
         1,750,000 PREFERRED SECURITIES DESIGNATED AS 7.75% CUMULATIVE
         CONVERTIBLE TRUST PREFERRED SECURITIES (LIQUIDATION PREFERENCE
                         $1,000 PER PREFERRED SECURITY)
                               ------------------

                            LUCENT TECHNOLOGIES INC.
         1,750,000,000 PRINCIPAL AGGREGATE AMOUNT OF 7.75% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE 2017 DISTRIBUTABLE TO THE HOLDERS OF
      THE PREFERRED SECURITIES IN EXCHANGE FOR THEIR PREFERRED SECURITIES

         361,570,300 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
                   THE PREFERRED SECURITIES OR THE DEBENTURES

     GUARANTEE OF THE PREFERRED SECURITIES, TO THE EXTENT SET FORTH HEREIN
                               ------------------

     This prospectus supplement relates to resales of preferred securities and to sales of debentures that may be distributed to the holders of preferred securities in exchange for their preferred securities and of shares of Lucent common stock that may be issued upon conversion of preferred securities or debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated August 19, 2002, which is to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional securities for, the following selling securityholders:

                                                                                SHARES OF
                                                                                  LUCENT
                                                                                  COMMON
                                                                                  STOCK
                                                                                 ISSUABLE
                                                                                   UPON
                                                                                CONVERSION
                                                                                  OF THE        SHARES OF
                                                                                PREFERRED         LUCENT
                                                                PRINCIPAL       SECURITIES        COMMON
                                                                AMOUNT OF         OR THE       STOCK OWNED
                                             PREFERRED        DISTRIBUTABLE     DEBENTURES    PRIOR TO THIS
SELLING SECURITYHOLDER (1)                 SECURITIES (2)    DEBENTURES (2)        (3)           OFFERING
--------------------------                 --------------   -----------------   ----------   ----------------
AIG DKR SoundShore Holdings Ltd. (4).....      1,360            1,360,000        280,992              NIL
AIG DKR SoundShore Strategic Holding Fund
  Ltd....................................        640              640,000        132,232              NIL
Arbitex Master Fund L.P..................     16,000           16,000,000       3,305,786             NIL
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd..........................      7,300            7,300,000       1,508,265             NIL
Argent Classic Convertible Arbitrage Fund
  L.P....................................      4,600            4,600,000        950,414              NIL
Argent LowLev Convertible Arbitrage Fund
  LLC....................................        300              300,000         61,984              NIL

                                                                                SHARES OF
                                                                                  LUCENT
                                                                                  COMMON
                                                                                  STOCK
                                                                                 ISSUABLE
                                                                                   UPON
                                                                                CONVERSION
                                                                                  OF THE        SHARES OF
                                                                                PREFERRED         LUCENT
                                                                PRINCIPAL       SECURITIES        COMMON
                                                                AMOUNT OF         OR THE       STOCK OWNED
                                             PREFERRED        DISTRIBUTABLE     DEBENTURES    PRIOR TO THIS
SELLING SECURITYHOLDER (1)                 SECURITIES (2)    DEBENTURES (2)        (3)           OFFERING
--------------------------                 --------------   -----------------   ----------   ----------------
Argent LowLev Convertible Arbitrage Fund
  Ltd....................................      3,900            3,900,000        805,786              NIL
Bank Morgan Stanley AG...................        500              500,000        103,306              NIL
CFFX, LLC................................      3,050            3,050,000        630,166              NIL
CRT Capital Group........................     27,750           27,750,000       5,733,472             NIL
CSS, LLC.................................      2,000            2,000,000        413,224              NIL
Deutsche Bank Securities Inc. (4)........     58,500           58,500,000       12,086,779            NIL
Equitec Group, LLC.......................      1,500            1,500,000        309,918              NIL
JMG Capital Management, LLC (4)..........      5,500            5,500,000       1,136,364             NIL
JMG Triton Offshore Fund, Ltd. (4).......      5,500            5,500,000       1,136,364             NIL
JP Morgan Securities Inc. (4)............      6,854            6,854,000       1,416,116       1,514,463
KD Convertible Arbitrage Fund L.P. (4)...      2,000            2,000,000        413,224              NIL
Lyxor Master Fund Ref: Argent/LowLev CB
  (c/o Agent)............................        900              900,000        185,951              NIL
Marathon Global Convertible Master
  Fund...................................      3,000            3,000,000        619,835              NIL
Onex Industrial Partners Limited.........     10,635           10,635,000       2,197,315             NIL
Pebble Capital...........................      4,640            4,640,000        958,678              NIL
Silvercreek II Limited...................      2,185            2,185,000        451,447              NIL
Silvercreek Limited Partnership..........      5,640            5,640,000       1,165,290             NIL
UBS O'Connor LLC fbo UBS Global Equity
  Arbitrage Master Ltd...................      5,000            5,000,000       1,033,058             NIL
UFJ Investments Asia Limited.............        500              500,000        103,306              NIL
Whitebox Convertible Arbitrage Advisors
  LLC....................................     19,000           19,000,000       3,925,621             NIL
Whitebox Convertible Arbitrage Partners L.P. (4)..     8,000     8,000,000      1,652,893             NIL
Whitebox Hedged High Yield Advisors LLC..      2,000            2,000,000        413,224              NIL
Zurich Institutional Benchmark Master
  Fund Ltd. (c/o Argent).................        500              500,000        103,306              NIL

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the shares of Lucent common stock currently issuable upon conversion of the preferred securities or the debentures with fractions rounded up to the nearest whole number. The number of shares of Lucent common stock so issuable is subject to change as a result of antidilution adjustments. No fractional shares of Lucent common stock will be issued upon conversion of the preferred securities or the debentures. See "Description of the Preferred Securities - Conversion Rights" and "Description of the Debentures - Conversion of the Debentures" in the accompanying prospectus.

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

(4) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on the New York Stock Exchange under the symbol "LU". On September 13, 2002, the closing sale price of our common stock was $1.26 per share.

     INVESTING IN OUR PREFERRED SECURITIES, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement September 16, 2002

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